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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-41048, 333-45002, and 333-85304) of Connetics Corporation and in Registration Statements (Form S-8 Nos. 333-46562, 333-61558, 333-82468,
333-58146, 333-85302, and 333-102619) pertaining to the 1995 Employee Stock
Purchase Plan, Stock Plan (2000), 2000 Non-Officer Employee Stock Plan, International Stock Incentive Plan, 1995 Directors' Stock Option Plan and 2002 Non-Officer Employee Stock Plan of Connetics Corporation, of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Connetics Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.


                                                          /s/ Ernst & Young LLP

Palo Alto, California
March 31, 2003